Exhibit 99.1

FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Minneapolis, MN 55429
(763) 592-2200

Investor Relations Contact:
Idalia Rodriguez
203-682-8264
ir@cariboucoffee.com

CARIBOU COFFEE REPORTS THIRD QUARTER 2009 RESULTS
MINNEAPOLIS, MINNESOTA, November 4, 2009. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the third quarter of 2009 (thirteen weeks ended September 27, 2009).
HIGHLIGHTS FOR THE THIRD QUARTER OF 2009 INCLUDE:
•	Consolidated sales increased 3.0% compared to the third quarter of 2008

•	Earnings per share of $0.03 for the third quarter compared to a loss of ($0.45) per share in the third quarter of 2008

•	Commercial sales for the quarter increased 47% compared to the third quarter of 2008

•	Comparable coffeehouse store sales for the quarter were slightly down 0.5% an improvement of 280 basis points compared to the second quarter of 2009

•	EBITDA increased 125% to $4.5 million compared to $2.0 million in the third quarter of 2008.
Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and CEO commented, “This quarter marks the fourth consecutive quarter of positive earnings for Caribou Coffee. These results were driven by strong execution at every level of our business and a fundamental focus on growing our multi channel business, a key component of our future growth strategy. We are focused on becoming a branded coffee company and are making the necessary investments to expand the brand. Our strong balance sheet and cash flow positions the company for future growth.”
THIRD QUARTER 2009 RESULTS
Total net sales increased $1.8 million, or 3.0%, to $62.7 million for the quarter ended September 27, 2009, from $60.9 million for the quarter ended September 28, 2008.

•	Coffeehouse sales were $54.5 million in the third quarter 2009, as compared with $54.7 million in the third quarter of 2008, a decrease of 0.5%. The decrease reflects a 0.5% decline in comparable coffeehouse sales in the third quarter of 2009 as compared to the same period in fiscal 2008.

•	Commercial sales were $6.6 million in the third quarter of 2009 as compared with $4.5 million in the third quarter of 2008, an increase of 46.8%. The increase was due to higher sales to existing and new customers.

•	Franchise sales were $1.7 million in both the third quarter of 2009 and the third quarter of 2008. Higher royalties from 112 franchise coffeehouses were offset by lower product sales to our franchisees.
Cost of sales and related occupancy costs in the third quarter of 2009 were $27.8 million, which is a 3.2% increase over the third quarter of 2008. This increase is due to higher year-over-year revenues and an overall mix change with a higher percentage of sales coming from our commercial and franchise segments.
Operating expenses in the third quarter of 2009 were $24.3 million compared to $24.6 million in the same period of the prior year, a decrease of $0.3 million or 1.2%. This decrease was the result of improved operating performance within the retail segment as well as having fewer coffeehouse operating weeks. As a percentage of revenue, operating costs were 38.7%, down from 40.3% in the same period of the prior year.
General and administrative expenses decreased $0.8 million, or 11.3%, to $6.3 million during the third quarter of 2009, from $7.1 million during the third quarter of 2008 due to a Company driven reduction in personnel related costs in the third quarter of 2009.
EBITDA was $4.5 million during the third quarter of 2009, compared to EBITDA of $2.0 million during the same period in 2008, and improvement of 125%. The year-over-year EBITDA increase was primarily due to improved performance within our retail coffeehouses and continued growth in the commercial and franchise segments. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $6.7 million, or 66.1%, to $3.5 million during the third quarter of 2009, from $10.2 million during the same period in the prior year. Depreciation and amortization was lower in the quarter related to our lower depreciable asset base from impairments taken in 2008 and reduced capital spending in the current year. Depreciation and amortization includes $5.7 million in accelerated depreciation associated with coffeehouse impairments in the third quarter of 2008.
The Company’s net income for the third quarter of 2009 was $0.7 million or $0.03 per share compared to a net loss of $8.8 million or ($0.45) per share for the same period in 2008. The company ended the quarter with $19.0 million in cash and cash equivalents and no long term debt.
CONFERENCE CALL
Caribou Coffee will host a conference call on November 4, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike

Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-684-1281 or 1-913-312-1453 for international calls. Confirmation number is 6668445. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on November 4, 2009 through 11:59 p.m. on November 11, 2009 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 6668445. In addition, the webcast will be archived on the Company’s website.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of September 27, 2009, Caribou Coffee had 525 coffeehouses, which includes 112 franchised and licensed locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and online customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$54,479	$54,731	$162,637	$168,618
Commercial and franchise sales	8,260	6,179	23,436	17,232

Total net sales	62,739	60,910	186,073	185,850
Cost of sales and related occupancy costs	27,849	26,992	81,438	80,209
Operating expenses	24,297	24,571	71,485	75,785
Opening expenses	6	62	20	198
Depreciation and amortization	3,465	10,208	10,776	20,771
General and administrative expenses	6,313	7,115	19,708	21,183
Closing expense and disposal of assets	123	646	179	4,524

Operating income (loss)	686	(8,684)	2,467	(16,820)
Other income (expense):
Interest income	10	2	17	23
Interest expense	(68)	(81)	(189)	(714)

Income (loss) before provision for income taxes	628	(8,763)	2,295	(17,511)
Benefit from income taxes	(140)	(36)	(182)	14

Net income (loss)	768	(8,727)	2,477	(17,525)
Less: Net income attributable to noncontrolling interest	114	39	309	79

Net Income (loss) attributable to Caribou Coffee Company, Inc.	$654	$(8,766)	$2,168	$(17,604)

Basic net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.03	$(0.45)	$0.11	$(0.91)

Diluted net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.03	$(0.45)	$0.11	$(0.91)

Basic weighted average number of shares outstanding	19,470	19,371	19,418	19,371

Diluted weighted average number of shares outstanding	20,169	19,371	19,830	19,371

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 27,	December 28,
	2009	2008
	In thousands, except per share amounts
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$19,086	$11,060
Accounts receivable (net of allowance for doubtful accounts of $27 and $72 at September 27, 2009 and December 28, 2008, respectively)	5,381	5,311
Other receivables (net of allowance for doubtful accounts of $81 and $76 at September 27, 2009 and December 28, 2008, respectively)	1,297	916
Income tax receivable	78	60
Inventories	12,458	10,218
Prepaid expenses and other current assets	714	881

Total current assets	39,014	28,446
Property and equipment, net of accumulated depreciation and amortization	48,944	60,312
Restricted cash	327	327
Other assets	345	487

Total assets	$88,630	$89,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,774	$8,229
Accrued compensation	6,057	6,241
Accrued expenses	7,344	8,317
Deferred revenue	5,763	9,473

Total current liabilities	28,938	32,260

Asset retirement liability	1,099	1,035
Deferred rent liability	8,653	9,245
Deferred revenue	2,330	2,538
Income tax liability	213	486

Total long term liabilities	12,295	13,304

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 19,813 and 19,371 shares issued and outstanding at September 27, 2009 and December 28, 2008, respectively	198	194
Additional paid-in capital	126,381	125,222
Accumulated comprehensive loss	(36)	—
Accumulated deficit	(79,311)	(81,479)

Total Caribou Coffee Company, Inc. shareholders’ equity	47,232	43,937
Noncontrolling interest	165	71

Total equity	47,397	44,008

Total liabilities and equity	$88,630	$89,572

Coffeehouse Openings and Closings

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
Comparable Coffeehouse Sales (Company-Owned)	(0.5%)	(4.7%)	(3.0%)	(2.9%)

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	414	415	414	432
Coffeehouses opened during the period	0	2	0	7
Coffeehouses closed during the period	(1)	(2)	(1)	(24)

Total Company-Owned at period end	413	415	413	415

Franchised:
Coffeehouses open at beginning of period	108	75	97	52
Coffeehouses opened during the period	4	5	18	28
Coffeehouses closed during the period	0	0	(3)	0

Total Franchised at period end	112	80	112	80

TOTAL COFFEEHOUSES AT PERIOD END	525	495	525	495

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008
	(In thousands)
Net income (loss)	$654	$(8,766)	$2,168	$(17,604)
Interest expense	68	81	189	714
Interest income	(10)	(2)	(17)	(23)
Depreciation and amortization(1)	3,964	10,760	12,360	22,387
(Benefit) provision for income taxes	(140)	(36)	(182)	14

EBITDA	$4,536	$2,037	$14,518	$5,488

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 210 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the third quarter of fiscal 2009. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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